Exhibit 5

[Arnall Golden Gregory LLP letterhead]

March 21, 2014

Galectin Therapeutics Inc.

4960 Peachtree Industrial Blvd.

Suite 240

Norcross, Georgia 30071

Ladies and Gentlemen:

We have acted as counsel to Galectin Therapeutics Inc., a Nevada corporation (the “Company”), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”), relating to the registration of shares of Common Stock, $.001 par value per share (“Common Stock”), having an aggregate initial offering price of up to $100,000,000 (collectively, the “Securities”); and (ii) the proposed issue and sale by Company, of the Company’s Common Stock, $0.001 par value (the “Sales Agreement Shares”), representing a portion of the Securities registered on the Registration Statement, having an aggregate offering price of up to $30.0 million from time to time pursuant to an At Market Issuance Sales Agreement dated October 25, 2013 as amended by the Amendment dated as of March 21, 2014, issued pursuant to the Company’s Registration Statement. The Registration Statement provides that the Securities may be offered at prices and on terms to be set forth in (i) the prospectus contained in the Registration Statement relating to the offer and sale of the Securities (the “Base Prospectus”), which may be supplemented by one or more prospectus supplements; and (ii) the prospectus with respect to the offer and sale of the Sales Agreement Shares (the “Sales Agreement Prospectus”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.	The Registration Statement, including the related Base Prospectus and Sales Agreement Prospectus, in the form in which it was transmitted to the Commission under the Securities Act;

2.	The Restated Articles of Incorporation of the Company, as amended (the “Charter”);

3.	The Restated Bylaws of the Company, as amended (the “Bylaws”);

4.	Resolutions adopted by the Board of Directors of the Company (the “Board of Directors”), relating to the registration of the Securities on Form S-3 (the “Resolutions”);

5.	Resolutions adopted by the Board of Directors, relating to the offering of the Sales Agreement Shares; and

6.	Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such latter documents. We have also assumed that the issuance and terms of the additional Securities (excluding the Sales Agreement Shares) to be issued by the Company from time to time (“Additional Securities”), will be approved by the Board of Directors, or a duly authorized committee thereof, in accordance with Nevada law, the Charter and Bylaws and the Resolutions (with such approval referred to herein as the “Future Corporate Proceedings”).

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.	the Sales Agreement Shares have been validly authorized and, when the Registration Statement has become effective and upon the issuance thereof and receipt in full of the consideration for the Sales Agreement Shares, with a value equal to or in excess of the par value thereof, the Sales Agreement Shares will be legally issued, fully paid and non-assessable; and

2.	upon completion of all Future Corporate Proceedings relating to the Additional Securities, the Additional Securities will be (assuming that, upon issuance, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter and the per share offering price will not be less than the minimum per share price set forth in the Resolutions) duly authorized and, when and if delivered against payment therefor in accordance with the Future Corporate Proceedings, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading “Legal Matters” in the Base Prospectus and the Sales Agreement Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Arnall Golden Gregory LLP